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                                                                    EXHIBIT 99.1

MAC-GRAY TO PURCHASE 600,000 SHARES

CAMBRIDGE, Mass., Dec. 10 -- Mac-Gray Corporation (NYSE: TUC - news) announced today that it will purchase 600,000 redeemable shares of its common stock for approximately $7.6 million. The purchase is part of an agreement governing its acquisition of Sun Services of America, Inc. in April 1997 prior to Mac-Gray's initial public offering. Purchase of the shares from the former owner of Sun Services, who currently serves as a Mac-Gray director, will be completed in January, 1999 using funds from Mac-Gray's existing credit line.

In October, 1998 Mac-Gray's Board of Directors approved a stock repurchase program authorizing the company to buy up to one million shares of its common stock in the open market.

Stewart MacDonald, chairman and chief executive officer of Mac-Gray, said today:
"This is a great opportunity for our company. The repurchase plan was adopted because of recent valuations, and the price of these shares falls well within the range that we consider to be good value. Even though these shares were not part of that contemplated plan, this purchase gives the company a good block of shares and it decreases our dependence on the daily volume and availability restrictions presented by the open market. It is also good news for all remaining or prospective shareholders because it removes the market overhang that these shares have represented."

Mac-Gray, founded in 1927, is one of the nation's leading providers of laundry equipment and service to the multi-housing industry. In March, 1998 it acquired Intirion Corporation, which produces the MicroFridge(R) family of compact refrigerators/freezers with microwave ovens. MicroFridge is the leading choice of college and university housing officers for on-campus installation, and is used as well on military bases and in assisted-living facilities and the hotel/motel markets. In April, 1998 Mac-Gray acquired Copico, Inc., the leading provider of vended reprographics services to the academic and public library markets in the Northeast and Florida.

Certain matters discussed in this release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by such-forward looking statements due to a number of factors, including interest rates under the company's senior credit facility, the impact of the company's growth activities on its operating activities, competition in the laundry services industry and in the service industry generally, general economic conditions and other risks detailed from time to time in the filings of Mac-Gray Corporation with the Securities and Exchange Commission, including the Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998 and other periodic filings.